                                   EXHIBIT 12

                                ALEXANDER'S, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(amounts in thousands except ratios)

                                                      ------------     ------------     ------------     ------------   ------------
                                                      December 31,     December 31,     December 31,     December 31,   December 31,
                                                         2000             1999             1998            1997            1996
                                                      ------------     ------------     ------------     ------------   ------------
Income (loss) from continuing operations
     before reversal of deferred taxes                 $   5,197        $   5,524        $  (6,055)      $   7,466        $  13,097

Fixed charges (1)                                         21,563           17,786           16,651          13,749           14,464
                                                       ---------        ---------        ---------       ---------        ---------
Income from continuing operation
     before income taxes and fixed charges             $  26,760        $  23,310        $  10,596       $  21,215        $  27,561
                                                       =========        =========        =========       =========        =========

Fixed charges:
     Interest and debt expense                         $  21,424        $  17,647        $  16,541       $  13,639        $  14,299
     1/3 of rent expense - interest factor                   139              139              110             110              165
                                                       ---------        ---------        ---------       ---------        ---------
                                                          21,563           17,786           16,651          13,749           14,464
Capitalized interest                                      16,731            9,352            7,864           9,079            8,552
                                                       ---------        ---------        ---------       ---------        ---------
                                                       $  38,294        $  27,138        $  24,515       $  22,828        $  23,016
                                                       =========        =========        =========       =========        =========

Ratio of earnings to fixed charges                            --               --               --              --             1.20

Deficiency in earnings available to cover
     fixed charges                                     $ (11,534)       $  (3,828)       $ (13,919)      $  (1,613)              --
                                                       ==========       =========        ==========      =========

Notes:

     (1) For purposes of this calculation, earnings before fixed charges consist of earnings plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).